Exhibit 10.1
101 NE 3rd Avenue, Suite 1700 Fort Lauderdale, Florida 33301
Phone: 954.766.2812 Fax: 954.766.2805

Per-Olof Loof
Chief Executive Officer

July 7, 2015

Mr. Claudio Lollini

Dear Claudio,

As discussed with you, we are pleased to appoint you as Senior Vice President of Global Sales and Marketing, reporting to me.

It is understood that your work location will be based in Fort Lauderdale (FL). We will keep your current expatriate agreement in Hong Kong until July 2016; thereafter, you will be directly employed by KEMET USA.

Effective July 2015 your gross annual salary will be 265.000 USD, which will include all your current expat allowance in Hong Kong with the exception of housing.

Your KAIP FY16 (KEMET Annual Incentive Plan) bonus program will have a target bonus equal to 60% of your base salary. Your LTIP FY16-17 (KEMET Long Term Incentive Plan) will have a target expressed as 75% of your base salary.

As of the effective date of your promotion you will receive 100,000 RSUs (Restricted Stock Units) valued (for tax purposes) at the fair market value when they vest. Your RSUs will vest annually on the anniversary of each year following the date of Grant. The vesting schedule will be 33% in the first year, 33% in the second year and 34% in the third year. The RSU grant is subject to a standard non-compete commitment.

Once the relocation of your family is underway you will receive a bonus (gross) of 100.000 USD to cover the expenses you will encounter during your first year of residency in the USA. Your base salary will be elevated to 300.000 USD on January 1, 2016.

It is understood that the validity of this letter is submitted to the formal approval from the KEMET Board of Directors.

Best Regards,

/c/ Per Olof-Loof

Per Olof-Loof